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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    MUNIHOLDINGS CALIFORNIA INSURED FUND V, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  MuniHoldings California Insured Fund V, Inc.
                  800 Scudders Mill Road
                  Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

                  Terry K. Glenn
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [X]                                             NO [ ]



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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 30th day of April, 1999.




                                    MUNIHOLDINGS CALIFORNIA INSURED FUND V, INC.



                                    By: /S/ Alice A. Pellegrino
                                        ______________________________
                                        Name:  Alice A. Pellegrino
                                        Title: President